MANUFACTURING AND SALES AGREEMENT


      This Agreement is made as of September 29, 1994 by and between

      Parlex Corporation
      a Massachusetts corporation
      145 Milk Street
      Methuen, MA 01844 U.S.A. (hereinafter Parlex) and
      Samsung Electro-Mechanics Co., Ltd.
      a Republic of Korea corporation
      314 Maetan 3-dong, Paldalgu
      Suwon, Kyunggi-do, Korea
      (hereinafter Samsung)


      Whereas, Parlex owns the technology and patent rights for multi-layer circuit boards sold under the Parlex trademark PALCORE;

      Whereas, Samsung desires to acquire certain rights, as set forth herein, to manufacture and sell PALCORE products;

      Whereas, Parlex is willing to grant to Samsung and Samsung is willing to accept certain rights to manufacture and sell PALCORE products on the terms and conditions as set forth herein;

      Now, Therefore, in consideration of the mutual undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1.0   Definitions
            -----------

      1.1 PALCORE products shall mean multi-layer circuit boards covered by one or more claims of the Parlex patent applications of Attachment E hereto or resulting patents, and/or technology and know-how of Parlex for the design, manufacture, testing and quality assurance of such boards to meet Parlex quality standards, and meeting the specifications of Attachment C hereto.

      1.2 Engineering Support shall mean reasonable engineering assistance and consultation to be provided by Parlex by telephone and/or by facsimile, and by such personal visits of Samsung personnel to Parlex facilities or of Parlex personnel to Samsung facilities as may be arranged by mutual agreement of the parties from time to time.

      1.3 Technology Upgrade shall mean modifications to the PALCORE technology to enhance the manufactureability or lower the cost of the PALCORE products.

      1.4 Sales Support shall mean efforts by Parlex in the United States to obtain orders from those customers listed in Attachment A hereto which orders are to be referred hereunder to Samsung.

      1.5 Improvements shall mean improvements to the PALCORE products, manufacturing processes or materials which are covered by one or more claims of the Parlex patent applications of Attachment E or resulting patents, or which are based on or derived from the PALCORE technology.

      1.6 Attachments shall mean the following Attachments which are appended to this Agreement and which are a part of this Agreement:

      Attachment A:   Parlex customers for which PALCORE orders are to be
                      referred to Samsung

      Attachment B:   Customers to whom Samsung directly deals

      Attachment C:   PALCORE specifications

      Attachment D:   Confidential Disclosure Agreement

      Attachment E:   Parlex PALCORE patent applications:

      1.7 Effective Date shall mean the date the Agreement is approved by the Republic of Korea Government.


      2.0   Training
            --------

      2.1 Parlex will provide six (6) weeks of training at Parlex facility in Methuen, Massachusetts, U.S.A. for up to eight (8) qualified Samsung employees in the design, manufacturing and testing of PALCORE products in accordance with Parlex standards. The specific scheduling of this training will be as determined between the parties and is intended to commence within a reasonable time following the effective date of this Agreement.

      2.2 Samsung shall pay all travel and living expenses and salaries of their employees during the training visit of section 2.1 above and during any other visits by Samsung employees to Parlex facilities.

      2.3 Samsung represents that it has the general knowledge and ability to design, manufacture and test printed circuit boards, and that its employees attending training at Parlex have sufficient understanding of written and spoken English to facilitate such training.

      2.4   Subsequent to the training at the Parlex facility set forth in section 2.1 above, Parlex will provide at a Samsung facility in Korea, up to four (4) man-months of training of Samsung employees, at a schedule to be determined by the parties.

      2.5 Samsung shall provide room and board, not including any salaries and travel expenses, for the Parlex employees attending such training at Samsung.

      2.6 Parlex will provide necessary documents in English to Samsung believed by Parlex to be appropriate as part of the training of Samsung employees, and Parlex will provide the material required for the initial training program of section 2.1 above.


      3.0   Payment
            -------

      3.1   Samsung shall pay to Parlex *               as consideration for
the rights granted under this Agreement by Parlex to Samsung. Such payment shall be the complete and final payment to cover the cost for training to be provided by Parlex to Samsung employees in the U.S. and in Korea under sections
2.1 and 2.4 above, the supply of raw materials for such training, Engineering Support, technology Upgrade, Sales Support by Parlex, the exclusive manufacturing right in Korea and right to use the PALCore trademark on PALCore products, and appropriate taxes.

      3.2   Samsung shall either deduct or withhold tax within the Republic of
Korea from the *                           that is to be paid by Samsung to
Parlex pursuant to Paragraph 3.1 above. After deduction or withholding of the tax, Samsung shall pay Parlex the remaining sum no later than November 29, 1994. Samsung shall thereafter provide Parlex with a receipt evidencing payment of such tax.


      4.0   Manufacturing Rights
            --------------------

      4.1 Parlex hereby grants to Samsung the exclusive right to manufacture PALCORE products in Korea.

      4.2 Nothing in this Agreement shall limit the right of Parlex to authorize others to manufacture PALCORE products in any country outside of Korea, or limit the right of Parlex to sell PALCORE products in any country outside of Korea. Parlex shall offer Samsung the license rights granted herein in the most favored terms that it offers such to any other licensee. Parlex shall notify Samsung prior to granting license rights to the PALCORE products to any other party, and Samsung will be given an opportunity to match the offer of such license rights on the same terms as offered to the third party. It is
recognized that circumstances including     customer preference may dictate the
choice of another licensee and that Parlex shall have the sole right to select the licensee.


* Confidential information has been omitted and filed separately with the Commission.


      4.3 Samsung shall sell PALCORE products only to Parlex or to customers designated or to be designated by Parlex, which customers are identified in Attachment A hereto, or to pre-existing Samsung customers as identified in Attachment B hereto.

      4.4 Parlex will provide technical assistance to insure Samsung clearly understands product and quality standards established by Parlex.All PALCORE products manufactured hereunder by Samsung shall meet the product and quality standards established by Parlex including the specifications of Attachment C hereto.

      4.5 At the request of Samsung, Parlex shall take reasonable measures, including but not limited to, negotiation on behalf of Samsung to obtain supply of base materials at a fair price which is as favorable to Samsung as prices charged to Parlex for such material. Samsung will only use the base material approved by Parlex in its manufacture of PALCORE products. Approval of such materials shall not be unreasonably withheld.

      4.6 Both parties will be given the opportunity to negotiate the price, shipping and other applicable terms of purchase orders placed with Samsung. Parlex will issue purchase orders with these terms to Samsung for particular PALCORE products to be made hereunder by Samsung.

      4.7   For sales by Samsung of PALCORE products to customers except Parlex
and Samsung Group, Samsung shall pay a sales commission to Parlex of *     of
such sales. Such payments shall be based on sales F.O.B. Korea and shall be payable quarterly within thirty (30) days following the end of each calendar quarter.

      4.8 Samsung will allocate 50% of its PALCORE capacity to the customers listed in Attachment A hereto.

      4.9 Samsung shall respond in timely manner and give the highest priority to each request for quotation (RFQ) issued by Parlex.


* Confidential information has been omitted and filed separately with the Commission.


      4.10 Parlex shall not assert any patent rights against Samsung's manufacture, use or sale of PALCORE products made under this Agreement, including Samsung's use of technology relating to PALCORE products acquired from other legitimate sources.

      4.11 Parlex represents that it is the owner of the PALCORE technology and has the authority to grant the rights under this Agreement.

      4.12 Parlex represents that the PALCORE technology when appropriately implemented will produce PALCORE products meeting the specifications of Attachment C hereto.

      4.13 Except for product liability arising as a result of Parlex design defects, Samsung shall be solely liable for any product liability arising from defective PALCORE products built and sold by Samsung.

      4.14 Parlex warrants that, upon the Effective Date of the Agreement, (a) it has the right to disclose confidential information associated with PALCORE products to Samsung, and (b) it has the right to transfer said confidential information to Samsung.


      5.0   Marketing and Sales
            -------------------

      5.1 Parlex and Samsung shall cooperate in marketing and sales efforts to develop and expand the market for PALCORE products.

      5.2 Samsung shall support the marketing and sales efforts by providing brochures, facilities descriptions and other documents showing Samsung's capability to manufacture PALCORE products.

      5.3 Samsung shall use the PALCORE trademark on all advertisements and other promotional and product literature in a manner specified by Parlex, and shall identify Parlex as the trademark owner and as the originator of the PALCORE technology in all such literature. All advertisements and other literature for PALCORE products shall be based upon mutually agreed upon promotional guidelines. In order to permit Samsung to legitimately utilize the PALCORE trademark, Parlex shall register Samsung as an authorized user of such trademark in Korea.

      5.4 Parlex will support Samsung in obtaining product approval for the initial PALCORE order. For the first twelve (12) months of this Agreement, Parlex will place high volume PALCORE orders with Samsung if their quotations are competitive.

      5.5 Parlex will provide front end engineering as set forth and at the compensation provided in a customer purchase order accepted by Parlex.

      5.6 Customers identified in Attachment A hereto may be removed and additional customers added by mutual written Agreement of the parties. Any changes to customers identified in Attachment B requested by Samsung may be made after approval by Parlex, which approval shall not unreasonably be withheld.


      6.0   Term
            ----

      6.1   This Agreement shall remain in force and effect until the fifth
(5th) anniversary of the Effective Date of this Agreement.

      6.2 If at the end of the initial five-year term of the Agreement, Samsung is selling PALCORE products to Attachment A and Attachment B customers
at an annual rate of at least *    of which Attachment A customers amount to at
least fifty percent (50%) of such sales this Agreement shall be renewed for an additional five-year term. At such renewal, the annual minimum sales rate for the second five-year term shall be established by the parties which if met will permit renewal for another five-year term. Five-year renewals shall continue in similar manner with a new minimum annual sales level being established for each new renewal term.

* Confidential information has been omitted and filed separately with the Commission.


      6.3 In any renewal of this Agreement, there shall be no additional fee under section 3.1 hereof, but the sales commissions called for under section
4.7 of this Agreement shall remain applicable.


      7.0   Termination
            -----------

      7.1   Parlex shall have the right to terminate this Agreement

      (a) upon failure by Samsung to develop the manufacturing capability for producing PALCORE products meeting Parlex' quality standards in commercially reasonable quantities within one (1) year of the effective date;

      (b) upon failure by Samsung to maintain acceptable Parlex standards for PALCORE products;

      (c) upon breach or default by Samsung of any obligation under this Agreement.

      7.2 Samsung shall have the right to terminate this Agreement in the event Samsung determines that it cannot manufacture the PALCORE products to acceptable Parlex standards. If termination under this section 7.2 is effective within six (6) months following the effective date, Parlex shall refund one-half (1/2) of the initial payment set forth in section 3.1 above. If termination under this section 7.2 is effective six (6) months or later following the effective date, there shall be no refund of the initial payment.

      7.3 All notices of termination shall be in writing and shall be effective sixty (60) days following receipt of the notice unless the breach or default can be cured within the sixty (60) day notice period.

      7.4 Upon termination or expiration of this Agreement, Samsung shall have the right to complete orders booked prior to the effective termination date so long as the scheduled delivery is not longer than six (6) months following such date of termination and so long as PALCORE products meeting Parlex standards can be shipped.

      7.5 After termination or expiration of this Agreement, Samsung shall have no right to use the PALCORE technology, patents or trademark, or the right to make or sell PALCORE products or to represent to others that it has such right.


      8.0   Improvements to PALCORE
            -----------------------

      8.1 Any Improvements to the PALCORE products, manufacturing processes or materials made by Parlex, or by Samsung, shall be owned by the party originating the same. Any Improvements to the PALCORE products, manufacturing processes or materials made jointly by Parlex and Samsung shall be jointly owned in equal shares by Parlex and Samsung. The originating party shall have the right to seek patent protection for such Improvements at its own expense. The parties will mutually determine the manner of seeking patent protection on such joint Improvements.

      8.2 Parlex grants to Samsung a royalty-free right to practice all Improvements made hereunder by Parlex in connection with the PALCORE products and for so long as Samsung has rights under this Agreement. Samsung grants to Parlex a royalty-free right to practice all Improvements made hereunder by Samsung in connection with PALCORE products and for so long as Parlex has rights to the PALCORE technology. Neither party shall grant to any other party any rights to joint Improvements made under this Agreement without the prior written permission of the other.

      8.3 Each party shall promptly notify the other of each such Improvement and keep the other party informed of all patent applications and resulting patents in Korea for such Improvements.

      8.4 Each party shall maintain the confidentiality of the Improvements in accordance with a Confidential Disclosure Agreement executed by both parties in the form and content as set forth in Attachment D hereto.


      9.0   Export Control
            --------------

      9.1 Parlex will be responsible for obtaining any export control licenses and permits required by United States laws and regulations. Samsung shall be responsible for obtaining any export or import licenses and permits required by Republic of Korea laws and regulations.


      10.0   Infringement
             ------------

      10.1 Samsung will notify Parlex if Samsung learns of any infringement by others of any patents or other rights of Parlex relating to PALCORE.

      10.2 The parties will cooperate in determining an appropriate course of action to redress any infringement of the PALCORE rights.

      10.3 Parlex represents that the patent applications relating to PALCORE are as set forth in Attachment E hereto. Parlex further represents that it has no knowledge of any prior patents or other information which adversely affects the validity of such patent applications or resulting patents, and no knowledge of any rights of others that would be infringed by practice of the PALCORE technology. In the event that PALCORE products manufactured by Samsung are held to constitute an infringement of another's U. S. or Korean patent, and its manufacture and sale are enjoined as a result of any such proceeding, Parlex shall at its sole option, either (1) procure for Samsung the right to continue using the patent, or (2) modify such PALCORE products so that it becomes non-infringing, or (3) refund the sum of *.


      11.0   Disputes
             --------

      11.1 Any dispute arising out of or related to this Agreement shall be finally settled by arbitration in accordance with the Rules on Conciliation and Arbitration of the International Chamber of Commerce. In event of any conflict between these Rules and this Article, the provisions of this Article shall govern. This arbitration shall take place in New York City, U.S.A.

      11.2 Each of the parties shall appoint one arbitrator and the two so nominated shall in turn choose a third arbitrator. If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their nomination, then the third arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce.

      11.3 The arbitration shall be conducted in the English language. Relevant documents in other languages shall be translated into English if the arbitrators so direct. In arriving at their award, the arbitrators shall make every effort to find a solution to the provisions of the Agreement and give full effect to all parts thereof. However, if a solution cannot be found in the provisions of the Agreement, the Arbitrators will apply the domestic law of the State of New York, U.S.A.

      11.4 The arbitrators shall state the reasons upon which the award is based. The award of the arbitrators shall be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction.


      12.0   Business Meeting
             ----------------

      12.1 Parlex and Samsung will hold a business meeting twice a year alternating sites between Parlex and Samsung. Parlex will host a meeting in April and Samsung will host a meeting in October. The first business meeting will be in April, 1995.

      12.2 The business meeting will consist of a manufacturing capacity, marketing and technology review.

      12.3 Parlex will provide Samsung with a two year estimate of required capacity for planning purposes.


      13.0   Modifications to the Agreement
             ------------------------------

      13.1 Parlex and Samsung shall endeavor to negotiate changes or modifications to this Agreement to suit particular customer demands or circumstances or to suit other particular circumstances, and all such changes or modifications shall be set forth in an amendment to this Agreement signed by both parties.


      14.0   General Provisions
             ------------------

      14.1 Parlex and Samsung shall have the right to verify compliance with the provisions of this Agreement in accordance with standard business practices.

      14.2 This Agreement shall be assignable by Parlex upon thirty (30) days notification by Parlex to Samsung, and shall not be assignable by Samsung to any other party including any related company of Samsung without the prior written permission of Parlex, which permission shall not unreasonably be withheld.

      14.3 The proprietary information of each party shall be maintained in confidence in accordance with the Confidential Disclosure Agreement of Attachment D, and the provisions of this Agreement shall not be disclosed without the authorization of both parties.

      14.4 All payments made under this Agreement shall be in United States currency. Conversion of any payments resulting from Samsung direct sales (Attachment B) in a currency other than United States dollars shall be at the exchange rate as quoted in the United States edition of the Wall Street Journal on the last business day of the month for which payments accrued.

      14.5 This Agreement shall be governed and construed in the English language text, and may be executed in two or more counterparts.

      14.6 All notices under this Agreement shall be in writing and shall be transmitted to the other party by facsimile, and confirmed by international courier delivery at the addresses indicated herein.


PARLEX CORPORATION                   SAMSUNG ELECTRO-MECHANICS CO., LTD.

By  /s/ HERBERT W. POLLACK           By  /s/  SANG-JIN KIM
    ------------------------------       -------------------------------------

Title  President                     Title  Senior Executive Managing Director
      ----------------------------         -----------------------------------

Date  September 29, 1994             Date  September 29, 1994
     -----------------------------        ------------------------------------




52931
Rev. 10/11/94



                                Attachment A:


                  Parlex customers for which PALCORE orders

                        are to be referred to Samsung


                                      *









* Confidential information has been omitted and filed separately with the Commission.



                                Attachment B:


                  Customers to whom Samsung directly deals

                                      *









* Confidential information has been omitted and filed separately with the Commission.




                                Attachment C:


                           PALCORE specifications


                                      *









* Confidential information has been omitted and filed separately with the Commission.




                                Attachment D:


                                    C D A





                                ATTACHMENT D:


                      CONFIDENTIAL DISCLOSURE AGREEMENT
                      ---------------------------------


      This agreement is effective September 29, 1994 between Parlex Corporation and Samsung Electro-Mechanics Co., Ltd.

      Parlex and Samsung have entered into a Manufacturing and Sales Agreement contemporaneously with this agreement under which each party will have access to the proprietary facilities and proprietary and confidential information of the other party and under which the parties will engage in the exchange of proprietary and confidential information for the purposes of their activities under the Manufacturing and Sales Agreement.

      All such proprietary and confidential information whether disclosed orally, visually or in writing shall be deemed Confidential Information under this agreement.

      Each party agrees to use the Confidential Information disclosed hereunder only for purposes of the Manufacturing and Sales Agreement, and not to otherwise use or disclose to others any such information.

      The Confidential Information disclosed hereunder shall be held in confidence by the receiving party for a period of five (5) years from the date of disclosure unless and to the extent that:

            1. Such information can be demonstrated to be already known to the receiving party prior to disclosure by the submitting party;

            2. Such information at the time of disclosure is available to the public or which after such disclosure becomes available to the public through no fault of the receiving party;

            3. Such information was acquired by the receiving party from a third party without restriction on disclosure or use;

            4. Such information was disclosed to a third party by the submitting party without restriction on disclosure or use;

            5. Such information is independently developed by the receiving party without use of the Confidential
                 Information;

            6. Such information is approved for use or disclosure by written authorization by the submitting party.

SAMSUNG ELECTRO-MECHANICS CO., LTD.          PARLEX CORPORATION

By  /s/  SANG-JIN KIM                        By  /s/  HERBERT W. POLLACK
   --------------------------------------       ------------------------------

Title  Senior Executive Managing Director    Title  President
      -----------------------------------          ---------------------------

Date  September 29, 1994                     Date  September 29, 1994
     ------------------------------------         ----------------------------




                                Attachment E:


                     Parlex PALCORE patent applications:



Attorney File Number       Country                          Title
--------------------       -------                          -----

PAR-108XX                  United States                    MULTIPLE LAYER PRINTED CIRCUIT
                                                            BOARDS AND METHOD OF MANUFACTURE


PAR-108Xq999               PCT (South Korea, China          MULTIPLE LAYER PRINTED CIRCUIT
                           Japan, Canada, Europe (EPO))     CIRCUIT BOARDS AND METHOD OF MANUFACTURE


PAR-108AX                  United States                    PRINTED CIRCUIT HAVING VIA HOLES
                                                            AND MANUFACTURE THEREOF
